Exhibit 10.26

October 5, 2002

Mr. Hoon M. Chung

60 Tersana Drive

Easton, CT 06612

Dear Hoon:

We are pleased to offer you the following position with CCITRIAD:

Title:	Senior Vice President & GM, Automotive Division

Reporting to:	President & CEO

Scope of Responsibilities:	General Management responsibility for Automotive Business Unit. Includes responsibility for Sales, Marketing, Business Development Product Development, Customer Services and Data Operations.

Start Date:	Monday, October 14, 2002

Annualized Base Salary:	$250,000

Incentive Bonus:

• Annualized target of $100,000

• Actual payments can increase to $150,000 based upon over achievement against plan.

Equity:

• Initial grant of 225,000 stock options with a strike price of $2.50 each, under the Cooperative Computing Holding Company Inc.’s 2000 Amended and Restated Stock Option Plan for Key Employees.

• An additional grant of not less than 25,000 stock options, under the Cooperative Computing Holding Company Inc.’s 2000 Amended and Restated Stock Option Plan for Key Employees, will be made upon the first anniversary of your hire date.

Mr. Hoon M. Chung

October 5, 2002

Severance:	If your employment is involuntarily terminated by the Company, other than for Cause, or, if you voluntarily terminate your employment with the
Company for Good Reason, you shall be entitled to receive severance equal to 12-months of your base pay, paid in accordance with the
Company’s normal payroll cycle.

Cause is defined as any of the following:

1.	Conviction of a felony or a crime involving moral turpitude;

2.	Violation of any non-competition, non-solicitation and / or confidentiality agreement;

3.	Dishonesty or fraud;

4.	Gross negligence, incapacitation or insubordination;

5.	Failure to follow written lawful directives of the President or the Board of Directors, or performance of other willful acts that are detrimental to the Company. If the Company believes that you have materially violated any of the above provisions 1 through 5, the Company will provide you with a written notice setting forth the conduct or omission forming the basis for the Company’s desire to terminate you. Such notice will provide for a period of not less than 30 days in which you must rectify and cure the conduct or omission;

6.	If you have not relocated your family to the Austin area within 6 months of your start date.

Good Reason is defined as any of the following:

1.	A significant reduction in title, responsibilities, and / or total compensation;

2.	A requirement to relocate more than 50-miles from the Austin, Texas, “Las Cimas” facility.

Mr. Hoon M. Chung

October 5, 2002

Relocation:	You and your family will relocate to Austin, TX per the provisions of the attached Relocation Agreement.

Benefits:	You will be eligible to participate in CCITRIAD’s standard benefit programs and you will earn vacation at the rate of four weeks per year.

Hoon, we are looking forward to you joining our Company as soon as possible. Please contact me directly at 278-5740 or Scott Zinnecker at 278-5237 if you have any questions regarding the terms of this offer.

Sincerely,

Mike Aviles

President & CEO

Attachment

Accepted:

Hoon M. Chung	Date

Relocation Agreement

Following are the terms associated with the relocation of your family to Austin, TX:

1.	In an effort to facilitate your transition, we will provide you 180 days to relocate. You will complete your relocation to Austin by no later than, April 14, 2003.

2.	CCITRIAD will provide reimbursement for the following reasonable relocation expenses:

•	Temporary housing for a maximum of 180 days for you and 90 days for your family, inclusive.

•	Temporary storage of your household goods for a maximum of 90 days.

•	Up to tow house hunting trips to Austin for you and your family.

•	Reasonable closing costs associated with the sale of your Easton home [realtor fees limited to the lesser of 6% or %66,000].

•	Closing costs associated with the purchase of an Austin residence.

•	Packing, transportation and unpacking of your personal household goods, including up to 2 vehicles.

•	Travel expenses for you and your family from Easton to Austin at the time of your relocation.

•	$2,000 relocation allowance, which is intended to help defray miscellaneous relocation expenses.

3.	All eligible relocation expenses, which must be taxed and added to your W-2 wages, will be grossed-up in an effort to keep you “virtually whole”.

4.	Should you voluntarily terminate your employment with CCITRIAD without “good reason”, as defined in your employment letter, and within 12 month of your relocation, you agree to reimburse the company the prorated portion of the total amount of relocation expenses incurred.

Agreed:

Hoon M. Chung	Date